Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File Nos 333-267375 and 333-273752 ), Form S-3 (File No 333-277034), Form S-4 (File No 333-262431) and Form S-8 (File No 333-269349) of Nauticus Robotics, Inc. and subsidiary of our report dated April 9, 2024, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of Nauticus Robotics, Inc. and subsidiary for the year ended December 31, 2023.

/s/ Whitley Penn LLP

Houston, Texas

April 9, 2024